Exhibit 5.1

Robert J. Burnett
rburnett@workwith.com
509.252.5657

September 26, 2023

Board of Directors

Bioxytran, Inc.

To Whom it May Concern:

In our capacity as counsel for Bioxytran, Inc. (the “Company”), we have participated in the corporate proceedings relative to the issuance by the Company of a maximum of 18,578,982 shares of Common Stock as set out and described in the Company’s Registration Statement on Form S-1 under the Securities Act of 1933 (the “Registration Statement”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Company’s Articles of Incorporation, as amended to date, (iii) the Company’s Bylaws, (iv) certain resolutions of the Company’s board of directors and (v) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, we opine that:

(1) The Company is a corporation duly organized and validly existing under the laws of the State of Nevada, as amended, including statutory provisions, and all applicable provisions of the Nevada Revised Statutes Chapter 78 Private Corporations and reported judicial decisions interpreting those laws;

(2) The Company has taken all requisite corporate action and all action required with respect to the authorization, issuance and sale of Common Stock issued pursuant to the Registration Statement;

(3) The 11,000,000 shares of Common Stock to be issued via an indirect primary offering to TRITON FUNDS LP (“TRITON”), pursuant to an amended Closing Agreement, once issued will be duly authorized, validly issued, fully paid and non-assessable.

(4) The 655,905 shares of Common Stock, issuable upon the exercise of Warrants to Purchase Common Stock (the “Warrants”), registered pursuant to the Registration Statement, once issued, will be duly authorized, validly issued, fully paid and non-assessable.

(5) The 6,923,077 shares of Common Stock, issuable upon the conversion of a convertible promissory Note (the “Note”), registered pursuant to the Registration Statement, once issued, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to the firm in the Registration Statement.

Very truly yours,

WITHERSPOON BRAJCICH MCPHEE PLLC

A Professional Limited Liability Company

601 West Main Avenue, Suite 1400

Spokane, Washington 99201-0677

Telephone: (509) 455-9077

Facsimile: (509) 624-6441

Toll Free: (866) 903-9912